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        SECURITIES AND EXCHANGE COMMISSION
        Washington, D.C. 20549

        Schedule 13G

        Under the Securities Exchange Act of 1934
        (Amendment No. 1 )*

        Dollar Thrifty Automotive Gp
        (Name of Issuer)

        Common Stock
        (Title of Class of Securities)

        256743105
        (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.       256743105
                ---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Barclays Global Investors. N.A.,  943112180
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
        U.S.A.
------------------------------------------------------------------------------
Number of Shares                                (5) Sole Voting Power
Beneficially Owned                                      800,256
by Each Reporting                               ------------------------------
Person With                                     (6) Shared Voting Power
                                                        0
                                                ------------------------------
                                                (7) Sole Dispositive Power
                                                        911,318
                                                ------------------------------
                                                (8) Shared Dispositive Power
                                                        0
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
        911,318
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
        3.75%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
        BK
------------------------------------------------------------------------------

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CUSIP No.       256743105
                ---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Barclays Global Fund Advisors
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
        U.S.A.
------------------------------------------------------------------------------
Number of Shares                                (5) Sole Voting Power
Beneficially Owned                                      28,757
by Each Reporting                               ------------------------------
Person With                                     (6) Shared Voting Power
                                                        0
                                                ------------------------------
                                                (7) Sole Dispositive Power
                                                        28,757
                                                ------------------------------
                                                (8) Shared Dispositive Power
                                                        0
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
        28,757
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
        0.12%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
        BK
------------------------------------------------------------------------------






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ITEM 1(A).      NAME OF ISSUER
                        Dollar Thrifty Automotive Gp
------------------------------------------------------------------------------
ITEM 1(B).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                        5330 East 31st St
                        Tulsa, OK 74135
------------------------------------------------------------------------------
ITEM 2(A).      NAME OF PERSON(S) FILING
                        Barclays Global Investors, N.A.
------------------------------------------------------------------------------
ITEM 2(B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                        45 Fremont Street
                        San Francisco, CA 94105
------------------------------------------------------------------------------
ITEM 2(C).      CITIZENSHIP
                        U.S.A
------------------------------------------------------------------------------
ITEM 2(D).      TITLE OF CLASS OF SECURITIES
                        Common Stock
------------------------------------------------------------------------------
ITEM 2(E).      CUSIP NUMBER
                        256743105
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ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //  Broker or Dealer registered under Section 15 of the Act
        (15 U.S.C. 78o).

(b) /X/ Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).

(c) // Insurance Company as defined in section 3(a) (19) of the Act (15 U.S.C. 78c).

(d) // Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) //  Investment Adviser in accourdance with section 240.13d(b)(1)(ii)(E).

(f) // Employee Benefit Plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

(g) // Parent Holding Company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

(h) // A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) // A church plan that is excluded from the defination of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).

(j) //  Group, in accordance with section 240.13d-1(b)(1)(ii)(J)


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ITEM 1(A).      NAME OF ISSUER
                        Dollar Thrifty Automotive Gp
------------------------------------------------------------------------------
ITEM 1(B).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                        5330 East 31st St
                        Tulsa, OK 74135
------------------------------------------------------------------------------
ITEM 2(A).      NAME OF PERSON(S) FILING
                        Barclays Global Fund Advisors
------------------------------------------------------------------------------
ITEM 2(B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                        45 Fremont Street
                        San Francisco, CA 94105
------------------------------------------------------------------------------
ITEM 2(C).      CITIZENSHIP
                        U.S.A
------------------------------------------------------------------------------
ITEM 2(D).      TITLE OF CLASS OF SECURITIES
                        Common Stock
------------------------------------------------------------------------------
ITEM 2(E).      CUSIP NUMBER
                        256743105
------------------------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //  Broker or Dealer registered under Section 15 of the Act
        (15 U.S.C. 78o).

(b) /X/ Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).

(c) // Insurance Company as defined in section 3(a) (19) of the Act (15 U.S.C. 78c).

(d) // Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) //  Investment Adviser in accourdance with section 240.13d(b)(1)(ii)(E).

(f) // Employee Benefit Plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

(g) // Parent Holding Company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

(h) // A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) // A church plan that is excluded from the defination of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).

(j) //  Group, in accordance with section 240.13d-1(b)(1)(ii)(J)




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ITEM 4. OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount Beneficially Owned:
                940,075
------------------------------------------------------------------------------

(b)  Percent of Class:
                3.87%
------------------------------------------------------------------------------

(c)  Number of shares as to which such person has:
        (i)   sole power to vote or to direct the vote
                829,013
              ----------------------------------------------------------------
        (ii)  shared power to vote or to direct the vote
                0
              ----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                940,075
              ----------------------------------------------------------------
        (iv) shared power to dispose or to direct the disposition of
                0
              ----------------------------------------------------------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /x/


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
        The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                Not applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                Not applicable


ITEM 9. NOTICE OF DISSOLUTION OF GROUP
                Not applicable


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ITEM 10.        CERTIFICATION


        (a) The following certification shall not be inlcuded if the statement is filed pursuant to section 240.13d-1(b):

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the efect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        (b) The following certification shall be inlcuded if the statement is filed pursuant to section 240.13d-1(c):

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                        SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                October 10, 2001
                                      ---------------------------------------
                                                Date

                                      ---------------------------------------
                                                Signature

                                                Rebecca Brubaker
                                                Manager of Compliance
                                      ---------------------------------------
                                                Name/Title